LIVEPERSON, INC.
INCENTIVE PLAN

1.	PURPOSE

The purpose of this Incentive Plan (the “Plan”) is to drive superior performance of LivePerson, Inc. (the “Company”) and its affiliates and operating units to align, motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain performance goals related to such performance and to retain key employees.

2.	EFFECTIVE DATE

The Plan is effective as of April 1, 2011 and shall continue in effect until modified or terminated by the Compensation Committee of the Company’s Board of Directors.  This Plan supercedes all prior bonus or commission incentive plans with respect to employees eligible to participate in this Plan or any written or verbal representations regarding the subject matter of the Plan.

3.	ADMINISTRATION

(a)
The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Administrator”).  The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which employees are eligible to participate in the Plan, (ii) establish target bonus amounts and Performance Goals (as defined below) for such target bonus amounts for each Performance Period (as defined below) under the Plan, (iii) prescribe all of the terms and conditions applicable to Plan bonuses hereunder, (iv) determine the extent of the achievement of the Performance Goals and the amount of bonuses to be paid hereunder, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.

(b)
The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or executives of the Company.

(c)
All determinations and decisions made by the Administrator and any delegate thereof pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

(d)	The Company shall communicate individually with each participant in the Plan regarding his or her level of participation in the Plan.

4.	ELIGIBILITY

Officers and other key employees of the Company designated by the Administrator to participate in the Plan shall be eligible to participate in this Plan, provided the Administrator has not, in its sole discretion, withdrawn such designation and he or she meets the following conditions (each such person is referred to herein as a “Participant”):

(a)	is a full-time regular employee of the Company as of the last day of the applicable Performance Period; and

(b)	is not subject to disciplinary action, is in good standing with the Company and is not subject to a performance improvement plan.

5.	PERFORMANCE PERIODS AND PERFORMANCE GOALS

(a)
The Administrator shall establish the performance period or periods for the Plan, which may include the Company’s fiscal year, multiple fiscal years or any other period longer than one fiscal year, and/or a portion of the Company’s fiscal year (“Performance Periods”).  The Administrator may establish multiple Performance Periods under the Plan and such Performance Periods may be successive or may overlap.

(b)
The Administrator shall establish performance goals for each Performance Period, which may include corporate and strategic business objectives, a Participant’s individual performance and contribution to the Company, and/or any other factor deemed appropriate by the Administrator.  Corporate objectives may include, but shall not be limited to, one or more objective measurable performance factors as determined by the Administrator, including, but not limited to: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) debt or debt-to-equity; (xiii) accounts receivable; (xiv) writeoffs; (xv) cash; (xvi) assets; (xvii) liquidity; (xviii) operations; (xvix) product development; (xx) regulatory activity; (xxi) management; (xxii) human resources; (xxiii) corporate governance; (xxiv) information technology; (xxv) business development; (xxvi) strategic alliances, licensing and partnering; (xxvii) mergers and acquisitions or divestitures; and/or (xxviii) financings, each with respect to the Company and/or one or more of its affiliates or operating units.  Such Performance Goal(s) may be established, and once established, may be modified, by the Administrator at any time, as determined appropriate in the Administrator’s sole discretion.

(c)	Bonuses paid to Participants pursuant to the Plan may take into account other factors which may not be performance based.

6.	AMOUNT OF BONUS

With respect to each Participant, the Administrator will establish an individual target bonus amount (which may be, but is not required to be, based on the Participant’s base salary for the Performance Period).  Such target bonus amount shall be established, and once established, may be modified, by the Administrator at any time, as determined appropriate, in the Administrator’s sole discretion.

If a target bonus is measured by reference to a Participant’s base salary for a Performance Period, base salary shall be the Participant’s base salary actually paid to the Participant for the Performance Period.  Except as otherwise required by applicable law, base salary shall not include salary paid during any paid leave of absence or any variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, restricted stock units, restricted stock, stock appreciation rights, or expense allowances or reimbursements.  Nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, shall prevent the Company from changing a Participant’s base salary at any time based on such factors as the Company shall in its discretion determine appropriate.

Bonuses may be pro-rated on any basis determined appropriate in the Administrator’s sole discretion, including, but not limited to, in connection with transfers to new positions or new locations, new hires, Participants on a leave of absence for all or any portion of a Performance Period, or Participants working less than full-time.  The Administrator reserves the right, in its sole discretion, to increase, reduce or eliminate the amount of a bonus otherwise payable to a Participant with respect to any Performance Period.

7.	PAYMENT OF BONUS

(a)	A Participant must be on the Company’s payroll at the end of the applicable Performance Period in order to be eligible to receive a bonus for such Performance Period.

(b)	Bonus payments under the Plan shall be made in cash.

(c)
Any distribution made under the Plan shall occur as soon as practicable following the end of the applicable Performance Period; provided, that no bonus shall become payable with respect to any Performance Period until the applicable results have been verified by the Administrator and the Administrator otherwise determines that the underlying terms and conditions of the bonus have been satisfied.

8.	GENERAL

(a)
Each Participant shall be required to make adequate provision for federal, state or other applicable tax, withholding obligations, required deductions or other payments, if any, which arise in connection with any bonus or bonus opportunity under this Plan, whether by withholding, direct payment to the Company, or otherwise, as determined by the Company in its sole discretion.

(b)
Nothing in the Plan shall confer upon any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities.

(c)
Bonus opportunities under the Plan represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any bonus shall have no rights other than those of a general unsecured creditor of the Company.

(d)
A Participant’s rights and interests under the Plan, or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as may be permitted by the Administrator, or in the absence of such designation, by will or the laws of descent and distribution.

(e)
Each member of the Administrator and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct.  Any person seeking indemnification under these provisions shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f)	The expenses of administering the Plan shall be borne by the Company.

(g)	The Administrator may amend, suspend or terminate the Plan at any time, without regard to whether the amendment, suspension or termination occurs prior to, during or following any Performance Period.

(h)
The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any bonus, shall be determined in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws thereof).

(i)
In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(j)
The Plan, and any resolutions of the Administrator in adopting or administering the Plan, is the entire understanding between the Company and the Participant regarding the subject matter of the Plan and supersedes all prior bonus or commission incentive plans or any written or verbal representations regarding the subject matter of the Plan.  Participation in the Plan during a Performance Period will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits.  Payments under the Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.